December 7, 2017

Gold Torrent (Canada) Inc.
c/o 960 Broadway Avenue, Suite 530	File no. v46312
Boise Idaho. 83706

Dear Sirs/Mesdames:

Re:	Gold Torrent (Canada) Inc. – Registration Statement on Form S-4

We have acted as Canadian counsel to Gold Torrent (Canada) Inc. (the “Company”), a company governed by the Business Corporations Act (British Columbia) (the “BCBCA”) in connection with the Registration Statement on Form S-4 (File No. 333-221123), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of common shares of the Company (the “Common Shares”) to be issued by the Company pursuant to and in connection with the agreement and plan of merger dated October 19, 2017 (the “Merger Agreement”) among the Company, Gold Torrent, Inc. (“Gold Torrent US”), a Nevada corporation, and GTOR US Merger Co, a Nevada Corporation and a wholly owned subsidiary of the Company, in connection with the redomicile transaction of the Company.

We have examined the Registration Statement and the form of Merger Agreement, which has been filed with the SEC as Annex A to the Registration Statement, together with all such corporate and public records, statutes, regulations and other documents necessary in order to give the opinion hereinafter set forth.

As to various questions of fact material to this opinion which were not independently established, we have relied upon certificates of public officials and officers of the Company. In reviewing all documents relevant to opinions herein expressed, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of all natural persons signing such documents, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals, and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, facsimile, or true copies or reproductions.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the laws of the Province of British Columbia and federal laws of Canada applicable therein.

Based upon and subject to the qualifications and assumptions herein expressed, we are of the opinion that the Common Shares have been duly authorized by the Company and, when issued in accordance with the terms and conditions of the Merger Agreement, including the receipt by the Company of the consideration therefor, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is given as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. The opinion expressed herein is given as at the date hereof, we express no opinion as to the effect of future laws or judicial or regulatory decisions on the subject matter hereof, we specifically disclaim any obligation and make no undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder

Yours truly,

/s/ GOWLING WLG (CANADA) LLP

Gowling WLG (Canada) LLP Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, British Columbia V6C 2B5 Canada	T +1 604 683 6498 F +1 416 862 7661 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.